▪	Emerald Oil Adds 33,851 net operated acres in the Williston Basin

▪	Adds Third Rig - Introduces 2014 Operating Capital Plan

▪	Establishes 2014 Production Guidance

DENVER, CO -- September 23, 2013 -- Emerald Oil, Inc. (NYSE MKT: EOX) ("Emerald" or the "Company") today announced that it has leased 33,851 operated acres in the Williston Basin for approximately $24.7 million in cash.

Leasing Summary

•	Low Rider expanded with 14,777 additional net acres

•	Established three new Emerald operating areas:

o	Easy Rider (3,179 net acres) in Williams County, ND in the West Nesson Area of the Williston Basin

o	Emerald Pronghorn sand (2,945 net acres) in Stark and Billings Counties, ND in the core of the Pronghorn field

o	Emerald Lewis & Clark (12,950 net acres) in McKenzie County, ND south of Low Rider.

•	Average working interest of 68% across the entire newly leased operated acreage

Current Acreage Position and 2014 Capital Budget

Pro forma for the added leasehold, Emerald will now operate approximately 60,000 net acres in the Williston Basin. Emerald will add a third rig during 2014 to develop the recently leased acreage. The preliminary 2014 drilling budget will be approximately $182.0 million to drill 18.2 net wells. A separate land budget of approximately $25.0 million will be deployed in 2014 for operated acreage acquisitions and leasing in the Williston Basin. The 2013 capital budget of approximately $125.0 million will remain the same.

Current Position

				2014 Planned Capital Expenditures
	Net Acres	Net Identified Drilling Locations	Net Wells	Drilling Capex ($mm)
Total Net Acres
Low Rider	35,723	196	12.2	$122.0
Easy Rider	3,179	17	2.0	20.0
Richland	11,140	61	2.0	20.0
Emerald Pronghorn sand	2,945	9	2.0	20.0
Emerald Lewis & Clark	12,950	30	0.0	0.0

Total Operated	59,867	280	18.2	$182.0
Non-Operated	6,070	33	0.0	0.0
Total Williston Basin	65,937	313	18.2	$182.0

2014 Production Guidance

In connection with Emerald’s recent acreage leases and the announcement of the 2014 capital budget, Emerald also established a 2014 average annual production forecast of 3,300 BOE/d. This compares to average annual production guidance for 2013 of 1,590 BOE/d, a 108% increase in average annual production guidance. Emerald will establish 2014 quarterly production guidance, year-end exit rate production guidance, and year end operated acreage targets on the 2013 third quarter conference call in early November.

Management Comments

McAndrew Rudisill, Emerald's Chief Executive Officer, said, "The acreage leasing adjacent to Low Rider continues Emerald’s expansion of its operated position in central McKenzie County, ND. The Company will leverage its existing operating infrastructure in the area to develop the new acreage. Easy Rider sits directly west of the Nesson Anticline in Williams County, ND and is surrounded by multiple high EUR Middle Bakken and Three Forks wells drilled by industry partners. Emerald believes the geology of Easy Rider is very similar to Low Rider. As a result, we can apply similar well completion techniques. The undeveloped Emerald Pronghorn sand acreage sits in the middle of a heavily developed, high EUR, and high rate-of-return oil field where horizontal drilling and fracture stimulation are now effectively being applied. We are confident in our ability to unlock substantial production growth from the acquired Pronghorn sand drilling spacing units. We increased our 2014 operating capital program to accelerate the development of our newly leased position, which is reflected in our 2014 production guidance; Emerald now has a multi-year drilling inventory with hundreds of potential Middle Bakken, Three Forks and Pronghorn sand well locations. On a separate note, our President Mike Krzus will retire at the end of the year and return to Australia. We would like to thank Mike for the exceptional job he has done for Emerald over the last few years.”

About Emerald Oil, Inc.

Emerald Oil, Inc. is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil and Pronghorn sand formations. Emerald is based in Denver, Colorado. More information about Emerald can be found at www.emeraldoil.com or by calling investor relations at (303) 323-0008 x200.

 Forward-Looking Statements

This press release may include "forward-looking statements" within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this release include statements regarding expectations regarding the Company's operational, exploration and development plans and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Investor Relations Contact:

Emerald Oil, Inc.
Ryan Smith
Vice President of Capital Markets and Strategy
(303) 323-0008
info@emeraldoil.com
www.emeraldoil.com

Source: Emerald Oil, Inc.

Released September 23, 2013